Exhibit 99.3

Isis Pharmaceuticals Raises $51 Million in Private Offering

Funding to Support Continued Development of Promising Drug Pipeline

CARLSBAD, Calif., Aug. 22 /PRNewswire-FirstCall/ — Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) today announced that it has entered into an agreement for a $51 million private placement of 12 million shares of its common stock at a price of $4.25 per share, a 2.3% discount from its 60 day average trading price. Upon closing of this financing, expected to be on or before August 24, 2005, investors in the financing will also receive warrants to purchase approximately 3 million shares of common stock at an exercise price of $5.23 per share. Needham & Company and Fortis Securities LLC are acting as the exclusive placement agents for the offering.

The net proceeds from the offering realized by the Company are approximately $48 million, and will be used for research, drug discovery and development activities, including preclinical and clinical studies, capital expenditures and other general corporate purposes.

“This financing strengthens our balance sheet, providing sufficient cash to fund our operations, with reasonable assumptions for new sources of revenue and cash, at least through 2007,” said B. Lynne Parshall, Isis’ Executive Vice President and Chief Financial Officer. “In addition, it gives us the capital to negotiate potential drug discovery and development collaborations and other licensing arrangements from a position of financial strength. We are pleased with the support shown by our long term investors whose participation was an important element of this financing, and with the addition of several sophisticated biotech investors to our investor base.”

“Our recent achievements in the clinic demonstrate that our antisense drugs are working in man, and we are committed to the continued development of these drugs and the antisense technology platform. We believe antisense represents a new sector of the pharmaceutical industry that will provide benefit to patients in need of novel therapeutic alternatives,” said Stanley T. Crooke, Isis’ Chairman and CEO. “We appreciate the support from our investors who participated in this transaction, providing us assistance in achieving our goals moving forward.”

The shares sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The shares were offered and will be sold only to qualified institutional buyers and a limited number of accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement and issuable upon the exercise of the warrants.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 11 antisense drugs in development to treat metabolic, cardiovascular and inflammatory diseases, and cancer. In its Ibis division, Isis is developing and commercializing the TIGER biosensor system, a revolutionary system to identify infectious organisms. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of more than 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial position of Isis, and the therapeutic and commercial potential of the Company’s technologies and products in development. Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing, and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended June 30, 2005, which are on file with the SEC. Copies of these and other documents are available from the Company.

SOURCE Isis Pharmaceuticals, Inc.

08/22/2005

CONTACT: Claudine Prowse, Ph.D., of Isis Pharmaceuticals, Inc., +1-760-603-2331

Web site: http://www.isispharm.com

(ISIS)

08/22/2005 17:04 EDT http://www.prnewswire.com